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                                                                      EXHIBIT 11
                          IHOP CORP. AND SUBSIDIARIES
             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
              (Unaudited and in thousands, except per share data)


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
                                                       Three Months Ended   Nine Months Ended
                                                         September 30,        September 30,
                                                       ------------------   -----------------
                                                        1996        1995     1996       1995
                                                       ------      ------   -------   -------

NET INCOME PER COMMON SHARE - PRIMARY
 Weighted average shares outstanding                    9,436       9,350     9,466     9,303
 Net effect of dilutive stock options
   based on the treasury stock method
   using average market price                             148         171       134       175
                                                       ------      ------   -------   -------
       Total                                            9,584       9,521     9,600     9,478
                                                       ======      ======   =======   =======

 Net income available to common
   shareholders                                        $5,389      $4,741   $12,820   $10,586
                                                       ======      ======   =======   =======

 Net income per share - primary                        $  .56      $  .50   $  1.34   $  1.12
                                                       ======      ======   =======   =======

NET INCOME PER COMMON SHARE - FULLY DILUTED
 Weighted average shares outstanding                    9,436       9,350     9,466     9,303
 Net effect of dilutive stock options based on
   the treasury stock method using the period-
   end market price, if higher than the average
   market price                                           148         171       134       175
                                                       ------      ------   -------   -------
                                                        9,584       9,521     9,600     9,478
       Total                                           ======      ======   =======   =======


 Net income available to common
   shareholders                                        $5,389      $4,741   $12,820   $10,586
                                                       ======      ======   =======   =======

 Net income per share - fully diluted                  $  .56      $  .50   $  1.34   $  1.12
                                                       ======      ======   =======   =======
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